Exhibit 23

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statement (No. 333-67535) on Form S-8 of C&F Financial Corporation of our report dated June 27, 2013, relating to the financial statements and supplemental schedule of the Virginia Bankers Association Defined Contribution Plan for Citizens and Farmers Bank (the Plan), which appears in this Annual Report on Form 11-K of the Plan for the year ended December 31, 2012.

/s/ Yount, Hyde & Barbour, P.C.

Winchester, Virginia

June 27, 2013